Exhibit 10.50
SPECIAL TERMINATION AGREEMENT
     THIS SPECIAL TERMINATION AGREEMENT (the “Agreement”) is made as of the                      day of December,                     , between BearingPoint, Inc., a Delaware corporation (the “Company”), and                                          (the Executive”) (collectively referred to as the “parties”).
     WHEREAS, the Executive will develop an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and plans for the future and has contacts of considerable value to the Company; and
     WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive’s contribution to the success of the Company will be substantial and wishes to offer an inducement to the Executive to enter into and remain in the employ of the Company;
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:
     1. Term. The term of this Agreement (the “Term”) shall continue until the earlier of: (i) the expiration of the third anniversary of this Agreement (or if a Change in Control occurs during the Term, the second anniversary of the occurrence of a Change in Control), (ii) the Executive’s death, (iii) the Executive’s earlier voluntary termination (except for a termination as a result of any of the events described in Section 3(a)(ii)) or a termination of Executive’s employment by the Company for Cause or due to a Disability (as defined herein) or (iv) the date of any other termination of the Executive’s employment prior to a Change in Control; provided, however, that on each expiration date of this Agreement, the Agreement, Term and periods referenced in Section 3 shall automatically be extended for an additional year unless, not later than 90 calendar days prior to such expiration date, the Company shall have given written notice to the Executive that it does not wish to have the Term extended.
     2. Definitions.
          (a) Acquiring Person: An “Acquiring Person” shall mean any person (as defined in Section 2(d)(iv)) that, together with all Affiliates and Associates of such person (as defined in Section 2(b)), is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding common stock, par value $.01 per share, of the Company or such other securities that may cast a vote for the election of directors of the Company (“Common Stock”). The term “Acquiring Person” shall not include; (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or any subsidiary of the Company or any person holding Common Stock for or pursuant to the terms of any such plan, (iv) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company, or (v) any surviving entity described in Section 2(d)(i)(A) below. For the purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 20% or more of the Common Stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 20% or more of the outstanding Common Stock.

          (b) Affiliate and Associate. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, in effect on the date of this Agreement.
          (c) Cause. For “Cause” shall mean that, during the Term, the Executive shall have:
          (i) committed an intentional material act of fraud or embezzlement in connection with his duties or in the course of his employment with the Company;
          (ii) caused by intentional act or omission material damage to property of the Company;
          (iii) committed an intentional wrongful disclosure of material secret processes or material confidential information of the Company; or
          (iv) been convicted of a felony criminal offense.
For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” unless done, or omitted to be done, by the Executive in bad faith or with no reasonable belief that his act or omission was in the best interests of the Company.
          (d) Change in Control. A “Change in Control” of the Company shall have occurred if at any time during the Term of this Agreement any of the following events shall have been consummated:
          (i) any consolidation, merger or other reorganization of the Company in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of the Company’s stock are converted into cash, securities or other property, other than (A) a consolidation, merger or other reorganization of the Company in which the holders of the Company’s Common Stock immediately prior to the merger own more than 50.1 % of the common stock (or such other securities that may cast a vote for the election of directors of the entity) of the surviving entity or its ultimate parent immediately after the merger or (B) a consolidation, merger or reorganization of the Company as a result of which no person (as defined in Section 2(d)(iv)) becomes an Acquiring Person;
          (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, and as a result of such transaction the holders of the Company’s Common Stock immediately prior thereto own less than 50.1 % of the common stock (or such other securities that may cast a vote for the election of directors of the entity) of such transferee or its ultimate parent immediately after such transaction;
          (iii) any liquidation or dissolution of the Company or any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

          (iv) any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become an Acquiring Person;
          (v) if at any time the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof; or
          (vi) any occurrence that would be required to be reported in response to Item 6( e) of Schedule 14A of Regulation 14A under the Exchange Act, or any successor rule or regulation.
provided, however, that a Change in Control of the Company shall not be deemed to have occurred as the result of any transaction having one or more of the effects specified in clauses (i)-(vi) above if such transaction is proposed by, and includes a significant equity participation (i.e., an aggregate of at least 25% of the outstanding common equity securities of the Company immediately after such transaction which are entitled to vote to elect any class of Directors) of, the executive officers of the Company as constituted immediately prior to the occurrence of such transaction or any Company employee stock ownership plan or pension plan.
          (e) Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (f) Continuing Director. A “Continuing Director” shall mean a director serving on the Board who (i) is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person, a representative of an Acquiring Person or a person who was nominated for election by an Acquiring Person, and (ii) was either a member of the Board on the date of this Agreement or subsequently became a Director of the Company and whose initial election or initial nomination for election by the Company’s stockholders was approved by at least two-thirds of the Continuing Directors then on the Board but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election or other action or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
          (g) Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (h) Severance Compensation. The “Severance Compensation” shall be a lump sum amount equal to: (i) one times the Executive’s annual salary plus (ii) one times the Executive’s potential bonus or incentive compensation, as communicated by or at the direction of the Chief Executive Officer, in effect as of the date of a Change in Control.
          (i) Term. The “Term” shall have the meaning specified in Section 1.
          (j) Termination Date. The “Termination Date” shall be the date upon which the Executive or the Company terminates the employment of the Executive.

     3. Rights of Executive Following a Change in Control.
          (a) The Company shall provide the Executive, within 10 business days following the applicable Termination Date (but in any event by March 15 of the year following such Termination Date), Severance Compensation in lieu of compensation to the Executive for periods subsequent to the Termination Date, but without affecting any other rights of the Executive at law or in equity, if any of the following events occur:
          (i) the Company terminates the Executive’s employment within two years after a Change in Control that occurs during the Term, other than for either of the following reasons:
          (A) the Executive becomes permanently disabled and is unable to work for a period of 180 consecutive days (a “Disability”); or
          (B) for Cause;
          (ii) the Executive terminates his employment during the Term, but after a Change in Control, by providing written notice to the Company (which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination) within sixty (60) days after the Executive’s base salary is decreased by twenty (20) percent or more within two years after a Change in Control that occurs during the Term. Notwithstanding the foregoing, in the event that the Executive provides such notice of his termination of employment, the Company shall have a period of 30 days in which to remedy the condition.
          (b) Continued Benefits. If any of the events specified in Sections 3(a)(i) or (ii) occurs and Executive is entitled to Severance Compensation, then until the earlier of the second anniversary of the Termination Date or the date on which the Executive becomes employed by a new employer, the Company shall, at its expense, provide the Executive with medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits (“Insurance Benefits”) at the highest level provided to the Executive immediately prior to the Change in Control, provided, however, that if the Executive becomes employed by a new employer which maintains Insurance Benefits that either (i) do not cover the Executive with respect to a pre-existing condition which was covered under the Company’s Insurance Benefits, or (ii) do not cover the Executive for a designated waiting period, the Executive’s coverage under the Company’s Insurance Benefits shall continue, without limitation, until the earlier of the end of the applicable period of non coverage under the new employer’s Insurance Benefits or the second anniversary of the Termination Date.
          (c) Outplacement Counseling. If any of the events specified in Section 3(a)(i) or (ii) occurs and Executive is entitled to Severance Compensation, the Company shall reimburse all reasonable expenses for professional outplacement services by qualified consultants selected by the Executive, in an amount not to exceed $50,000.00; provided, however, that the reimbursement of such expenses is limited to expenses incurred on or before the last day of the second year following the year in which the termination of the Executive’s employment takes place and payment shall be made on or before the last day of the second year following the year in which such termination takes place.
          (d) Payment of Earned But Unpaid Amounts. Within 10 business days after any of the events specified in Sections 3(a)(i) or (ii) has occurred, the Company shall pay the Executive any earned but unpaid portion of his salary, bonus or incentive compensation or other compensation.
          (e) Other Rights and Benefits. The payment of Severance Compensation by the Company to the Executive shall not affect any other rights and benefits of the Executive provided by the Company, prior to the Termination Date, which rights shall be governed by the terms of the agreements governing such rights or benefits.
          (f) No Set-Off or Counterclaim. Except as otherwise specifically provided herein, the Company shall have no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment or benefit to or for the benefit of the Executive provided for in this Agreement.
          (g) Interest on Payments. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof on demand at an annualized rate of interest equal to the Prime Rate as reported in the Money Rates section of The Wall Street Journal (or in the successor to such section or, if there is no such successor section, the most comparable Prime Rate), compounded daily (but in no event shall such interest exceed the highest lawful rate).
          (h) Vesting of Stock Awards. If any of the events specified in Sections 3(a)(i) or (ii) occur and the Executive is entitled to Severance Compensation hereunder then on the Termination Date, all stock option grants, awards of restricted stock or restricted stock units, and all other forms of stock awards previously granted to the Executive shall vest immediately (as if his employment were not terminated) and be non-forfeitable.
          (i) Code Section 409A. If the Company determines in good faith that any payment hereunder would cause a violation of Code Section 409A if paid within the first six (6) months after termination of Executive’s employment, such amount(s) shall not be paid during such six (6) month period but shall instead be paid in a lump sum (without interest) immediately after the end of such six (6) month period and such payment shall be considered to be made on a timely basis for purposes of this Agreement. In the event that continuation of any benefit would in the good faith judgment of the Company cause a violation of Code Section 409A if provided at Company cost during the first six (6) months after the Termination Date, if Executive desires such benefit continuation, he shall pay to the Company the full cost therefor during such six (6) month period and the Company shall reimburse him for such cost (without interest) in a lump sum payment immediately after or end of such six (6) month period.
     4. Gross-up.
          (a) If it is determined that any payment, benefit or distribution (or combination thereof) by the Company, or by any trust established by the Company for the benefit of its employees or by a person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) or any person affiliated with the Company or such person, to or for the benefit of the Executive (whether payable pursuant to the terms of this Agreement or otherwise (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision, and any interest or penalties are incurred by the Executive with respect to such excise tax (the excise tax, together with interest and penalties thereon, hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes and the Excise Tax imposed upon the Gross-up Payment (and any interest or penalties), the Executive shall retain an amount of the Gross-up Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Payment or the Gross-up Payment and (ii) without duplication, an amount equal to the product of (1) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income, and (2) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-up Payment is made or is to be made. The intent of this Section 4 is that the Executive, after paying his federal, state and local income taxes and payroll taxes, will be in the same position as if he was not subject to the Excise Tax and did not receive the extra amounts pursuant to this Section 4. Notwithstanding the foregoing provisions of this Section 4(a), if it shall be determined that the Executive would otherwise be entitled to a Gross-up Payment, but that the Payments do not exceed one hundred ten percent (110%) of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.
          (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm or law firm as may be designated by the Executive (the “Firm”). All fees and expenses of the Firm shall be borne solely by the Company. Any Gross-up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Executive within five days after the receipt of the Firm’s determination. If the Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Firm shall be binding upon the Company and the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-up Payment. Such notification shall be given no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. The Executive shall not pay the claim prior to the expiration of the 30-day period following the date on which it gives notice to the Company. If the Company notifies the Executive in writing prior to the expiration of the period that it desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
          (iii) cooperate with the Company in good faith in order to effectively contest such claim; and
          (iv) permit the Company to participate in any proceedings relating to such claim.
Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall direct, provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; and provided further, that if the Company directs the Executive to pay any claim and sue for a refund, the Company shall advance the amount of the payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.
          (d) If the Company exhausts its remedies pursuant to Section 4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Gross-up Payment required, and such payment shall be promptly paid by the Company to or for the benefit of the Executive.
          (e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Executive is not entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund within 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-up Payment required to be paid.
          (f) Notwithstanding any provision of this Agreement to the contrary, the reimbursement of any excise taxes imposed under Section 4999 of the Code shall take place by the end of the year following the year in which such taxes are remitted.

     5. No Mitigation Required. In the event that this Agreement or the employment of the Executive is terminated, the Executive shall not be obligated to mitigate his damages or the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except for the termination of benefits pursuant to Section 3(b), the acceptance of employment elsewhere after termination shall in no way reduce the amount of Severance Compensation payable hereunder.
     6. Successors; Binding Agreement.
          (a) The Company will require any successor and any corporation or other legal person (including any “person” as defined in
Section 2(d)(iv) of this Agreement) which is in control of such successor (as “control” is defined in Rule 405 or any successor rule or regulation promulgated under the Securities Act of 1933, as amended) to all or substantially all of the business and/or assets of the Company (by purchase, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement by the Company. Notwithstanding the foregoing, any such assumption shall not in any way affect or limit the liability of the Company under the terms of this Agreement or release the Company from any obligation hereunder. As used in this Section 6, “Company” shall mean the Company and any successor to its business and/or all or substantially all of its assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     7. Indemnification; Director’s and Officer’s Liability Insurance. The Executive shall, after a Change of Control, retain all rights to indemnification under applicable law or under the Company’s Certificate of Incorporation or Bylaws, as they may be amended or restated from time to time. In addition, the Company shall maintain director’s and officer’s liability insurance on behalf of the Executive, at the level in effect immediately prior to the Change in Control, for the five years following the Change in Control.
     8. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed five (5) days after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	BearingPoint, Inc.
1676 International Drive
McLean, Virginia 22102
Attn: General Counsel

If to the Executive:	[Insert Address]
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware without regard to its principles of conflicts of law; provided, however, that to the extent this Agreement makes reference to any other agreements, the choice of law provision set forth in each such agreement shall continue to govern the terms and conditions of such agreement as well as the interpretation and construction thereof and the references thereto that are set forth herein.
     10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     12. Employment Rights. Nothing in this Agreement shall create any express or implied right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company (or any subsidiary of the Company) prior to or after any Change in Control.
     13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, local or other taxes as shall be required by law.
     14. Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator’s award relating to this Agreement in any court having jurisdiction. The exclusive venue for such arbitration shall, at the sole option of the Executive, be in McLean, Virginia or the county where the Executive then resides.
     15. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive in this Agreement. Accordingly, if it should appear to the Executive in good faith that the Company has failed to comply with any of its obligations under the Agreement or in the event that the Company or any other person takes any action to declare the Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or any other person, in any jurisdiction. The Company shall pay, within 10 business days of a written request by the Executive, and be solely responsible for, any and all reasonable attorneys’ and related reasonable fees and expenses incurred by the Executive as a result of any actual or threatened litigation or other legal action relating to this Agreement or any provision thereof or as a result of the Company or any person raising any issue with respect to this Agreement or any provision thereof, including without limitation, contesting the validity or enforceability of this Agreement or any provision thereof. The Executive shall have an obligation to return to the Company any amounts paid pursuant to this Section 15 and shall not be entitled to any payments under this Section 15 if the claim or claims made by the Executive are deemed to be frivolous by any court or arbitrator.
     16. Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Executive is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     17. Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. The Company reserves the right to amend the provisions of this Agreement at any time in order to avoid the imposition of the additional tax under Code Section 409A or any payments or benefits to be made hereunder. This Agreement shall not be amended or terminated in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year first above written.

BEARINGPOINT, INC.

By:
Name:

Title:

EXECUTIVE: